Exhibit 10.5

Execution Version

September 28, 2022

Bryant Lim

124 Avon Road

Haverford, PA 19041

Re:      Employment Continuation and Retention Bonus Letter Agreement

Dear Bryant:

As you are aware, Idera Pharmaceuticals, Inc. (the “Company”) intends to enter into an Agreement and Plan of Merger by and among the Company, Aceragen, Inc. and certain other parties (the “Merger Agreement”). In addition, following the consummation of the transactions contemplated by the Merger Agreement (the “Closing”), the stockholders of the Company will vote to approve the Parent Stockholder Matters (as defined in the Merger Agreement) (the “Approval”). In recognition of your efforts in connection with the Closing and to encourage you to continue your high level of commitment to the Company through the Closing, the Approval, and thereafter, you are eligible to receive the payments set forth in this letter agreement, subject to the terms and conditions set forth herein.

1.                   Base Salary Increase. Effective upon the Closing, your annual base salary will increase to $400,000, less applicable taxes and withholdings. For the avoidance of doubt, your current target bonus will be pro-rated to reflect such increase in salary.

2.                   Severance Agreement Waiver. You and the Company are parties to that certain Severance and Change of Control Agreement (the “Severance Agreement”), pursuant to which you are eligible to receive certain severance payments and benefits upon certain terminations of employment with the Company, including for Good Reason. You hereby agree, in consideration for your receipt of the base salary increase described in paragraph 1 and Retention Bonus described in paragraph 3, to waive your right to resign for Good Reason (as such term is defined in the Severance Agreement) solely in connection with the Merger. Except as specifically provided herein, the terms and conditions of the Severance Agreement remain in full force and effect.

3.                   Retention Bonus. If you (i) execute and return this letter agreement to the Company and (ii) continue to comply with your obligations under the Severance Agreement , you are eligible to receive an amount in stock and/or cash with an aggregate value equal to $766,500 (the “Retention Bonus”), subject to the terms and conditions described below. The Retention Bonus will be granted and/or payable to you in two installments as follows:

•	You will receive fully vested shares of common stock of the Company (“Common Stock”) in a number of shares calculated by dividing (a) one-third of the Retention Bonus, by (b) the volume-weighted average price per share of Common Stock based on the 20 trading days prior to the date of grant, rounded down to the nearest full share (the “Stock Payment”) on the first business day that is within the next available trading window following the Closing under the Company’s applicable trading policies.

•	If, and only if, your employment with the Company terminates for any reason (other than by the Company for Cause (as such term is defined in the Severance Agreement)) prior to the six month anniversary of the Approval (the “Retention Date”), you will receive a lump sum amount in cash equal to two-thirds of the Retention Bonus, less applicable taxes and withholding (the “Cash Payment”), on the first payroll date following the Retention Date. If your employment with the Company continues following Retention Date, or if the Company terminates your employment for Cause prior to the Retention Date, your right to receive the Cash Payment will terminate.

•	If, and only if, your employment with the Company continues through the Retention Date, instead of the Cash Payment, you will receive either (a) a number of restricted shares of Common Stock calculated by dividing (1) two-thirds of the Retention Bonus by (2) the volume-weighted average price per share of Common Stock based on the 20 trading days prior to the date of grant, rounded down to the nearest full share (the “Restricted Stock”) or (b) a restricted cash award in an amount equal to two-thirds of the Retention Bonus, less applicable taxes and withholding (the “Restricted Cash”), in each case, within 30 days of the Retention Date. The Company will have sole discretion regarding whether you will receive payment in the form of the Restricted Stock or the Restricted Cash. The Restricted Stock or the Restricted Cash, as the case may be, will vest over two years, with 50% vesting on the first anniversary of the date of grant and the remainder vesting in equal quarterly installments thereafter (each, a “Vesting Date”), provided that you remain employed by or providing services to the Company through the applicable Vesting Date. Upon termination of your employment or service with the Company for any reason prior to the final Vesting Date, you will forfeit the unvested portion of your Restricted Stock or Restricted Cash, as applicable.

4.                   Tax Withholding. All payments under this letter agreement are subject to applicable tax withholding. You agree to remit to the Company, on the date you receive the Stock Payment, an amount sufficient to satisfy any federal, state, and local taxes of any kind which are due with respect to the Stock Payment.

5.                   Section 409A. This letter agreement is intended to comply with, or be exempt from, section 409A of the Internal Revenue Code of 1986, as amended, and its corresponding regulations (“Section 409A”). Payments under this letter agreement are intended to be exempt from Section 409A under the “short-term deferral” exception, to the maximum extent applicable. Notwithstanding anything in this letter agreement to the contrary, payments may only be made under this letter agreement upon an event and in a manner permitted by Section 409A, to the extent applicable. As used in this letter agreement, the term “termination of employment” shall mean your “separation from service” with the Company within the meaning of Section 409A. In no event may you, directly or indirectly, designate the calendar year of a payment. For purposes of Section 409A, each payment hereunder shall be treated as a separate payment and the right to a series of payments shall be treated as the right to a series of separate payments.

Notwithstanding anything herein to the contrary, if, at the time of your termination of employment with the Company, the Company has securities which are publicly traded on an established securities market and you are a “specified employee” (as such term is defined in Section 409A) and it is necessary to postpone the commencement of any payments otherwise payable under this letter agreement as a result of such termination of employment to prevent any accelerated or additional tax under Section 409A, then the Company will postpone the commencement of the payment of any such payments hereunder that are payable upon separation from service and are subject to Section 409A until the first payroll date that occurs after the date that is six (6) months following your separation of service with the Company. If any payments are postponed due to such requirements, such postponed amounts will be paid in a lump sum to you on the first payroll date that occurs after the date that is six months following your separation from service with the Company. If you die during the postponement period prior to the payment of the postponed amounts, the amounts withheld on account of Section 409A shall be paid to the personal representative of your estate within 60 days after the date of your death.

Please acknowledge your acceptance of the terms and conditions of this letter agreement by signing and returning this letter agreement to me.

If you have any questions about this letter agreement, please feel free to contact me.

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Sincerely,

/s/ John J. Kirby
John J. Kirby
Senior Vice President, Chief Financial Officer

AGREED TO AND ACCEPTED BY:

/s/ Bryant D. Lim	September 28, 2022
Bryant D. Lim	Date

[Signature Page to Employment Continuation and Retention Bonus Letter Agreement]